Exhibit 99.1

News Release
CONTACT: Vic Svec (314) 342-7768

FOR IMMEDIATE RELEASE
April 24, 2014

PEABODY ENERGY ANNOUNCES RESULTS
FOR THE QUARTER ENDED MARCH 31, 2014

•	First quarter revenues of $1.63 billion lead to Adjusted EBITDA of $177 million

•	Diluted Loss Per Share from Continuing Operations totals $(0.18) with Adjusted Diluted Loss Per Share of $(0.19)

•	Cost containment actions lead to 4% unit cost reductions in U.S. and Australia

•	Focus on capital discipline results in lowest capital expenditures in 10 years; Liquidity totals $2.1 billion and cash increases to $508 million

•	Largest U.S. coal inventory drawdown in 36 years on 9% increase in coal demand
ST. LOUIS, Apr. 24 - Peabody Energy (NYSE: BTU) today reported first quarter 2014 revenues of $1.63 billion, leading to Adjusted EBITDA of $176.9 million. First quarter Adjusted EBITDA was reduced due to the impact of a $15.6 million arbitration charge and approximately $14 million related to port logistic issues. Loss from Continuing Operations totaled ($44.3) million with Diluted Loss Per Share of ($0.18), reflecting a $0.08 per share impact from the above items and a $0.16 per share impact from a lower-than-expected tax benefit.
“Peabody’s global platform delivered solid operating performance in the first quarter, and the ongoing production ramp up at the North Goonyella Mine is progressing,” said Peabody Energy Chairman and Chief Executive Officer Gregory H. Boyce. “U.S. coal demand continues to rebound, resulting in one of the largest inventory drawdowns on record. And while current seaborne markets remain challenged, we look for fundamentals to improve as demand continues to increase and supply growth moderates. Peabody’s position in the low-cost U.S. basins and high-growth Asian markets allows us to navigate current market pressures and benefit from long-term demand trends.”

RESULTS FROM PEABODY CONTINUING OPERATIONS
First quarter revenues totaled $1.63 billion compared to $1.75 billion in the prior year, primarily resulting from lower realized pricing that was partly offset by a 7 percent increase in sales volumes to 61.3 million tons. Australian revenue of $611.8 million was impacted by a 17 percent decline in revenues per ton, while Australian sales totaled 8.2 million tons, including 3.2 million tons of metallurgical coal and

3.1 million tons of seaborne thermal coal. U.S. Mining revenues increased to $985.0 million as a 10 percent increase in Western shipments overcame a 7 percent decline in U.S. revenues per ton.
Australian Mining Adjusted EBITDA of $1.8 million reflects the impact of approximately $70 million from lower pricing. Australian unit costs improved 4 percent and mitigated the impact of port logistic issues and lower metallurgical coal production compared to the prior year. U.S. Mining Adjusted EBITDA totaled $252.6 million as higher volumes and a 4 percent reduction in costs per ton largely offset a decline in realized pricing.
Trading and Brokerage Adjusted EBITDA totaled ($1.9) million including an arbitration charge of $15.6 million. Resource Management results totaled $9.5 million on the sale of surplus land in the Midwest.
Loss from Continuing Operations totaled $(44.3) million compared with $(10.3) million in the prior year. Results were affected by lower pre-tax earnings that were partly offset by a lower than expected $52.5 million income tax benefit. Diluted Loss from Continuing Operations totaled $(0.18) per share with Adjusted Diluted EPS of $(0.19) per share.
Summary of Adjusted Diluted EPS (Unaudited)

	Quarter Ended
	Mar.	Mar.
	2014	2013

Diluted EPS - Loss from Continuing Operations (1)	$(0.18)	$(0.05)
Remeasurement (Benefit) Expense Related to Foreign Income Tax Accounts	(0.01)	—
Adjusted Diluted EPS (2)	$(0.19)	$(0.05)

(1)	Reflects loss from continuing operations, net of income taxes less net income attributable to noncontrolling interests.

(2)	Represents a non-GAAP financial measure defined at the end of this release and illustrated in the Reconciliation of Non-GAAP Financial Measures table after this release.
Operating cash flow totaled $54.1 million and capital spending amounted to $24.4 million. Cash increased to more than $500 million on positive operating cash flow, controlled capital spending and the sale of non-core assets, with total liquidity of $2.1 billion.

GLOBAL COAL MARKETS AND PEABODY'S POSITION
“Even with increased coal demand, continued supply overhang has led to seaborne coal price declines. Near-term stimulus activities in China and limited supply increases are expected to lead to improved market fundamentals later this year and into 2015,” said Boyce. “Longer-term global urbanization trends will drive continued coal demand growth, while seaborne coal supplies are likely to be constrained by deferred investments and removal of production at the high end of the cost curve.”

Within global coal markets:

•
The second quarter metallurgical coal price benchmark for high-quality low-vol hard coking coal settled at $120 per tonne with benchmark low-vol PCI at $100 per tonne. The coking coal benchmark declined $23 per tonne from the first quarter settlement;

•	The annual thermal benchmark commencing on April 1 for Newcastle-quality coal settled at $81.80 per tonne, down from $95 per tonne in the previous year;

•
China announced a $175 billion stimulus package to improve economic growth and unveiled a new urbanization plan to move 15 to 20 million people into cities each year by 2020. China plans to close over 1,700 smaller mines with nearly 120 million tonnes of capacity in 2014 to phase out low-quality production. Rising domestic labor, safety and rail costs continue to favor strong import levels. China’s total coal imports increased 5 percent to 84 million tonnes through March of this year;

•
India’s coal generation is up 9 percent through March from the continued addition of new coal-fueled generation. Total coal imports have been stable through the first three months of 2014 as a decline in thermal coal imports has been offset by higher metallurgical coal imports. Domestic production shortages, rising currency and growing demand is expected to lead to record 2014 coal imports;

•	European steel production increased 7 percent in the first quarter as a result of improving economic conditions;

•
Japan’s coal imports are up 11 percent through February on growing generation and steel production. Coal generation has risen 12 percent in the first three months, and utilities are planning to increase coal generating capacity over the next decade as Japan returns to coal to fuel their economy; and

•	Coal's important role in energy security is again prominent as Ukraine’s energy minister has called for increased coal use to counter rising natural gas prices.

Seaborne metallurgical coal supply growth is expected to moderate in 2014, as most projects that were started in a higher-priced environment are completed and industry investment is dramatically reduced. U.S. metallurgical coal exports have declined an estimated 12 percent through March, and Australia export growth is expected to slow as the year progresses.
Peabody projects seaborne thermal coal demand to rise 20 to 30 million tonnes in 2014, and global coal demand is expected to increase 700 million tonnes over the next three years. Seaborne metallurgical coal is projected to grow 10 to 15 percent from 2013 to 2016, led by ongoing urbanization and industrialization in China and India. Peabody estimates that approximately 250 gigawatts of new coal-fueled generation will be built over the next three years, requiring an additional 750 million tonnes of thermal coal at expected capacity utilization.

The company is targeting 2014 Australian sales of 35 to 37 million tons, including 16 to 17 million tons of metallurgical coal and 11 to 12 million tons of export thermal coal.

U.S. COAL MARKETS AND PEABODY'S POSITION
"We have seen a substantial increase in U.S. coal demand, and coal generation is now nearly twice that of natural gas,” said Boyce. “Rising coal utilization, higher natural gas prices and reduced shipments resulted in the largest stockpile withdraw in 36 years. The cold winter and spikes in natural gas prices again highlight the need for low-cost, reliable, baseload coal plants in the U.S. generation mix."

•
Coal generation rose 9 percent through March on higher utilization and continued gas-to-coal switching. Winter heating degree days were 15 percent higher in coal heavy regions, and Peabody now projects 2014 U.S. coal demand will grow by 35 to 45 million tons over 2013 levels;

•
U.S. stockpiles have declined over 50 million tons in the last 12 months to an estimated 120 million in March, the lowest levels since 2006. Southern Powder River Basin inventories stand at 44 days, below normal levels and less than half of the recent peak in April 2012;

•
Prompt month Southern Powder River Basin prices have risen 30 percent over the last six months and are the highest in more than two years. Utility purchasing is expected to increase in response to greater coal demand and lower contracted volumes; and

•	Southern Powder River and Illinois Basin coal demand is expected to grow 100 million tons by 2016 on growing utilization and basin switching.

Approximately 5 to 10 percent of Peabody’s projected 2014 U.S. production is unpriced, with 40 to 50 percent of 2015 production unpriced at comparable 2014 production levels.

CAPITAL AND OPERATIONAL UPDATE
Peabody continues to maximize cash flows through capital discipline, significant cost reduction activities and targeted non-core asset sales. First quarter capital investments were the lowest in 10 years, and 2014 capital targets have been reduced to $250 to $295 million. Current spending is allocated primarily to sustaining capital items, with major new projects dependent on market conditions.

Initiatives are focused on:

•
Achieving full production targets from the longwall top coal caving system at the North Goonyella Mine. Equipment performance is improving, with output in early April running approximately 75 percent above first quarter levels. Production rates are expected to reach normalized levels by the end of the second quarter;

•	Converting the Moorvale Mine to owner-operator status in the second half of 2014;

•	Advancing the reserve development at the Gateway North Mine in Illinois to replace production from the existing operation in 2015;

•	Replacing the conventional longwall at the Metropolitan Mine to increase productivity. Installation is on pace to be completed in the second quarter; and

•
Implementing additional cost reductions and capital efficiency programs and further evaluating the portfolio in recognition of the current market environment. This includes reviewing procurement spending, executing continuous improvement initiatives, assessing mine plans, and maximizing the benefits of the recent owner-operator conversions and organizational changes. Peabody is also targeting additional non-core asset sales beyond Mineral Development License 162, a standalone coal deposit in Queensland, Australia, which sold for A$70 million in the first quarter.

OUTLOOK
Peabody is targeting second quarter 2014 Adjusted EBITDA of $140 million to $200 million and Adjusted Diluted Loss Per Share of $(0.39) to $(0.14). Targets reflect the impact of lower realized seaborne coal prices, higher revenues from finalization of pricing under a long-term Western coal supply agreement, a planned longwall move in Australia and continued operational improvements.
Additional full-year 2014 targets include:

•	Total sales of 245 to 265 million tons, including U.S. sales of 185 to 195 million tons and Australian sales of 35 to 37 million tons;

•	U.S. costs per ton 1 to 3 percent below 2013 levels on cost containment efforts. U.S. revenues per ton 4 to 7 percent below 2013 levels due to price re-openers;

•	Australian costs in the low-to-mid $70 per ton range;

•	Australia cost targets in the low-to-mid $70 per ton range; and

•	Full-year depreciation, depletion and amortization approximately 5 to 10 percent below 2013 levels.

Peabody Energy is the world’s largest private-sector coal company and a global leader in sustainable mining, energy access and clean coal solutions.  The company serves metallurgical and thermal coal customers in more than 25 countries on six continents. For further information, go to PeabodyEnergy.com and AdvancedEnergyForLife.com.

-End-

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. The company uses words such as “anticipate,” “believe,” “expect,” “may,” “forecast,” “project,” “should,” “estimate,” “plan,” “outlook,” “target” or other similar words to identify forward-looking statements. These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations as of April 24, 2014. These factors are difficult to accurately predict and may be beyond the company’s control. The company does not undertake to update its forward-looking statements. Factors that could affect the company’s results include, but are not limited to: global supply and demand for coal, including the seaborne thermal and metallurgical coal markets; price volatility, particularly in higher-margin products and in the company’s trading and brokerage businesses; impact of alternative energy sources, including natural gas and renewables; global steel demand and the downstream impact on metallurgical coal prices; impact of weather and natural disasters on demand, production and transportation; reductions and/or deferrals of purchases by major customers and ability to renew sales contracts; credit and performance risks associated with customers, suppliers, contract miners, co-shippers, and trading, banks and other financial counterparties; geologic, equipment, permitting, site access and operational risks and new technologies related to mining; transportation availability, performance and costs; availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; impact of take-or-pay agreements for rail and port commitments for the delivery of coal; successful implementation of business strategies; negotiation of labor contracts, employee relations and workforce availability; changes in postretirement benefit and pension obligations and funding requirements; replacement and development of coal reserves; availability, access to and related cost of capital and financial markets; effects of changes in interest rates and currency exchange rates (primarily the Australian dollar); effects of acquisitions or divestitures; economic strength and political stability of countries in which the company has operations or serves customers; legislation, regulations and court decisions or other government actions, including, but not limited to, new environmental and mine safety requirements; changes in income tax regulations, sales-related royalties, or other regulatory taxes and changes in derivative laws and regulations; litigation, including claims not yet asserted; and other risks detailed in the company’s reports filed with the Securities and Exchange Commission (SEC).

Included in the company’s release of financial information accounted for in accordance with generally accepted accounting principles (GAAP) are certain non-GAAP financial measures, as defined by SEC regulations.  The company has defined below the non-GAAP financial measures that are used and has included in the tables following this release reconciliations of these measures to the most directly comparable GAAP measures.

Adjusted EBITDA is defined as (loss) income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses, depreciation, depletion and amortization, asset impairment and mine closure costs, charges for the settlement of claims and litigation related to previously divested operations and amortization of basis difference associated with equity method investments.  Adjusted EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income or cash flow as determined in accordance with United States GAAP.  Management uses Adjusted EBITDA as the primary metric to measure segment operating performance and also believes it is useful to investors in comparing the company’s current results with those of prior and future periods and in evaluating the company’s operating performance without regard to its capital structure or the cost basis of its assets.

Adjusted (Loss) Income from Continuing Operations and Adjusted Diluted EPS are defined as (loss) income from continuing operations and diluted earnings per share from continuing operations, respectively, excluding the impacts of asset impairment and mine closure costs and charges for the settlement of claims and litigation related to previously divested operations, net of tax, and the remeasurement of foreign income tax accounts on the company’s income tax provision. The company calculates income tax benefits related to asset impairment and mine closure costs and charges for the settlement of claims and litigation related to previously divested operations based on the enacted tax rate in the jurisdiction in which they have been or will be realized, adjusted for the estimated recoverability of those benefits. Management has included these measures because, in the opinion of management, excluding those foregoing items is useful in comparing the company’s current results with those of prior and future periods. Management also believes that excluding the impact of the remeasurement of foreign income tax accounts represents a meaningful indicator of the company's ongoing effective tax rate.

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters Ended Mar. 31, 2014 and 2013

(In Millions, Except Per Share Data)
	Three Months Ended
	Mar.	Mar.
	2014	2013

Tons Sold	61.3	57.2

Revenues	$1,626.8	$1,748.0
Operating Costs and Expenses (1)	1,394.8	1,389.4
Depreciation, Depletion and Amortization	157.2	170.7
Asset Retirement Obligation Expenses	15.6	19.0
Selling and Administrative Expenses	59.5	65.1
Other Operating (Income) Loss:
Net Gain on Disposal or Exchange of Assets	(9.8)	(2.6)
Loss from Equity Affiliates:
Results of Operations	5.4	16.0
Amortization of Basis Difference	1.2	1.6
Loss from Equity Affiliates	6.6	17.6
Operating Profit	2.9	88.8
Interest Income	(3.6)	(5.9)
Interest Expense	103.3	101.3
Loss from Continuing Operations Before Income Taxes	(96.8)	(6.6)
Income Tax (Benefit) Provision:
(Benefit) Provision	(51.1)	2.1
Remeasurement (Benefit) Expense Related to Foreign Income Tax Accounts	(1.4)	1.6
Income Tax (Benefit) Provision	(52.5)	3.7
Loss from Continuing Operations, Net of Income Taxes	(44.3)	(10.3)
Income (Loss) from Discontinued Operations, Net of Income Taxes	0.2	(9.1)
Net Loss	(44.1)	(19.4)
Less: Net Income Attributable to Noncontrolling Interests	4.4	4.0
Net Loss Attributable to Common Stockholders	$(48.5)	$(23.4)

Adjusted EBITDA	$176.9	$280.1

Diluted EPS - Loss from Continuing Operations (2)(3)	$(0.18)	$(0.05)

Diluted EPS - Net Loss Attributable to Common Stockholders (2)	$(0.18)	$(0.09)

Adjusted Diluted EPS (2)	$(0.19)	$(0.05)

(1)	Excludes items shown separately.
(2)	Weighted average diluted shares outstanding were 267.9 million and 266.9 million for the three months ended March 31, 2014 and 2013, respectively.
(3)	Reflects loss from continuing operations, net of income taxes less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Quarters Ended Mar. 31, 2014 and 2013

	Three Months Ended
	Mar.	Mar.
	2014	2013

Revenue Summary (In Millions)
U.S. Mining Operations	$985.0	$976.8
Australian Mining Operations	611.8	738.0
Trading and Brokerage Operations	21.0	25.9
Other	9.0	7.3
Total	$1,626.8	$1,748.0

Tons Sold (In Millions)
Midwestern U.S. Mining Operations	6.2	6.5
Western U.S. Mining Operations	41.5	37.6
Australian Mining Operations (1)	8.2	8.3
Trading and Brokerage Operations	5.4	4.8
Total	61.3	57.2

Revenues per Ton - Mining Operations
Midwestern U.S.	$48.97	$51.39
Western U.S.	16.42	17.04
Total - U.S.	20.65	22.14
Australia	74.48	89.30

Operating Costs per Ton - Mining Operations (2)
Midwestern U.S.	$36.25	$34.25
Western U.S.	12.23	12.77
Total - U.S.	15.35	15.96
Australia	74.26	77.15

Gross Margin per Ton - Mining Operations (2)
Midwestern U.S.	$12.72	$17.14
Western U.S.	4.19	4.27
Total - U.S.	5.30	6.18
Australia	0.22	12.15

	Three Months Ended
	Mar.	Mar.
(Dollars in Millions)	2014	2013

Adjusted EBITDA - U.S. Mining Operations	$252.6	$272.8
Adjusted EBITDA - Australian Mining Operations	1.8	100.4
Adjusted EBITDA - Trading and Brokerage:
Trading and Brokerage Operations	13.7	16.0
Litigation and Arbitration Charges	(15.6)	—
Total Trading and Brokerage	(1.9)	16.0

Adjusted EBITDA - Resource Management (3)	9.5	2.1
Selling and Administrative Expenses	(59.5)	(65.1)
Other Operating Costs, Net (4)	(25.6)	(46.1)
Adjusted EBITDA	176.9	280.1

Depreciation, Depletion and Amortization	(157.2)	(170.7)
Asset Retirement Obligation Expenses	(15.6)	(19.0)
Amortization of Basis Difference Related to Equity Affiliates	(1.2)	(1.6)
Operating Profit	2.9	88.8

Operating Cash Flows	54.1	271.7
Acquisitions of Property, Plant and Equipment	24.4	74.0

(1)	Metallurgical coal tons sold totaled 3.2 million and 3.6 million for the three months ended March 31, 2014 and 2013, respectively.
(2)
Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expenses; selling and administrative expenses; and certain other costs related to post-mining activities.

(3)	Includes certain asset sales, property management costs and revenues, and coal royalty expense.
(4)	Includes Generation Development and Btu Conversion costs, costs associated with post-mining activities, and loss from equity affiliates.

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Condensed Consolidated Balance Sheets
Mar. 31, 2014 and Dec. 31, 2013

(Dollars In Millions)
	(Unaudited)
	Mar. 31, 2014	Dec. 31, 2013
Cash and Cash Equivalents	$508.1	$444.0
Receivables, Net	454.4	557.9
Inventories	549.4	506.7
Assets from Coal Trading Activities, Net	50.2	36.1
Deferred Income Taxes	64.2	66.4
Other Current Assets	283.9	381.6
Total Current Assets	1,910.2	1,992.7
Net Property, Plant, Equipment and Mine Development	10,855.4	11,082.5
Deferred Income Taxes	62.3	7.8
Investments and Other Assets	1,017.2	1,050.4
Total Assets	$13,845.1	$14,133.4

Current Maturities of Debt	$20.8	$31.7
Deferred Income Taxes	7.3	—
Liabilities from Coal Trading Activities, Net	11.6	6.1
Accounts Payable and Accruals	1,559.9	1,737.7
Total Current Liabilities	1,599.6	1,775.5
Long-Term Debt	5,977.4	5,970.7
Deferred Income Taxes	31.1	40.9
Other Long-Term Liabilities	2,221.3	2,398.4
Total Liabilities	9,829.4	10,185.5
Stockholders' Equity	4,015.7	3,947.9
Total Liabilities and Stockholders' Equity	$13,845.1	$14,133.4

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters Ended Mar. 31, 2014 and 2013

(Dollars In Millions, Except Per Share Data)	Quarter Ended
	Mar.	Mar.
	2014	2013

Adjusted EBITDA	$176.9	$280.1
Depreciation, Depletion and Amortization	157.2	170.7
Asset Retirement Obligation Expenses	15.6	19.0
Amortization of Basis Difference Related to Equity Affiliates	1.2	1.6
Interest Income	(3.6)	(5.9)
Interest Expense	103.3	101.3
Income Tax (Benefit) Provision Before Remeasurement of Foreign Income Tax Accounts	(51.1)	2.1
Adjusted Loss from Continuing Operations (1)	(45.7)	(8.7)
Remeasurement (Benefit) Expense Related to Foreign Income Tax Accounts	(1.4)	1.6

Loss from Continuing Operations, Net of Income Taxes	$(44.3)	$(10.3)

Net Income Attributable to Noncontrolling Interests	$4.4	$4.0

Diluted EPS - Loss from Continuing Operations (2)	$(0.18)	$(0.05)
Remeasurement (Benefit) Expense Related to Foreign Income Tax Accounts	(0.01)	—
Adjusted Diluted EPS	$(0.19)	$(0.05)

Targeted Results for the Quarter Ending Jun. 30, 2014 (Unaudited)

(Dollars In Millions, Except Per Share Data)	Quarter Ending
	Jun. 30, 2014
	Targeted Results
	Low	High

Adjusted EBITDA	$140	$200
Depreciation, Depletion and Amortization	155	170
Asset Retirement Obligation Expenses	17	15
Interest Income	(2)	(4)
Interest Expense	104	102
Income Tax Benefit Before Remeasurement of Foreign Income Tax Accounts	(30)	(50)
Adjusted Loss from Continuing Operations (1)	(104)	(33)
Remeasurement Expense Related to Foreign Income Tax Accounts	—	—
Loss from Continuing Operations, Net of Income Taxes	$(104)	$(33)

Net Income Attributable to Noncontrolling Interests	$—	$4

Diluted EPS - Loss from Continuing Operations (2)	$(0.39)	$(0.14)
Remeasurement Expense Related to Foreign Income Tax Accounts	—	—
Adjusted Diluted EPS	$(0.39)	$(0.14)

(1)	In order to arrive at the numerator used to calculate Adjusted Diluted EPS, it is necessary to deduct net income attributable to noncontrolling interests from this amount.
(2)	Reflects loss from continuing operations, net of income taxes, less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.